Exhibit (a)(10)
MERIDIAN GOLD REJECTS YAMANA’S AMENDED OFFER
2.9% Increase Not Meaningful
Revised Offer Continues to Be Inadequate
Reno, NV — August 20, 2007 — Meridian Gold Inc. (“Meridian Gold” or the “Company”) (TSX:MNG) (NYSE:MDG) today announced that its Board of Directors unanimously recommends that shareholders reject the amended unsolicited offer by Yamana Gold Inc. (“Yamana”) and not tender any of their shares. The Board carefully reviewed and considered Yamana’s amended offer to acquire the common shares of Meridian Gold and determined that the amended offer still fails to provide full value for Meridian Gold shares.
Brian Kennedy, Chairman of Meridian Gold’s Board of Directors, stated, “After careful review, the Board has concluded that Yamana’s amended offer still falls short. Given the lack of any meaningful improvement in the offer, the Board continues to believe that holding Meridian shares is preferable to accepting the inadequate Yamana offer.”
Ed Dowling, Meridian Gold’s President and Chief Executive Officer, commented, “Meridian Gold continues to build on its highly successful track record of discovering, developing and operating gold mines. I am extremely proud of the way our people have maintained their focus on execution of our core strategy of organic growth. Yamana’s amended offer simply fails to adequately compensate Meridian Gold shareholders for our exploration, development and operating success, our world-class asset quality and our future growth potential.”
In arriving at its recommendation that Meridian Gold shareholders reject the amended Yamana offer and not tender their shares, Meridian Gold’s Board of Directors carefully reviewed its reasons for rejecting the original offer, as well as the following factors:
•	the C$0.85 increase in the cash portion of the consideration represents only a 2.9% increase in the total consideration as of the announcement date of the amended offer;

•	the cash has increased only from 10.9% to 13.4% of the total consideration as of the announcement date of the amended offer, and the offer still consists overwhelmingly of Yamana shares;

•	if the Meridian shares had tracked the rise in the Philadelphia Gold & Silver Index (XAU) since Yamana’s original June 27 announcement, the amended offer would represent a one day premium of only 8.3%.
Meridian Gold’s Board of Directors has received written opinions from each of its financial advisors, BMO Capital Markets and Goldman, Sachs & Co., to the effect that, as of the date of such opinions and subject to certain assumptions and conditions set forth in the respective opinions, the consideration offered under the amended Yamana offer was inadequate, from a financial point of view, to Meridian Gold shareholders. Copies of these opinions, which Meridian Gold shareholders are urged to read in their entirety, are being filed as exhibits to

Meridian Gold’s Solicitation/Recommendation Statement on Schedule 14D-9, as amended, which is available at www.sec.gov and www.sedar.com.
BMO Capital Markets and Goldman, Sachs & Co. are acting as financial advisors to the Company. Canadian legal counsel to the Company is Fraser Milner Casgrain LLP and U.S. legal counsel is Skadden, Arps, Slate, Meagher & Flom LLP.
Meridian Gold Investor Presentation
A presentation relating to the Board of Directors’ recommendation to Meridian Gold shareholders to reject the amended Yamana offer can be viewed on Meridian Gold’s website at www.meridiangold.com.
About Meridian Gold
A unique mid-tier gold producer, with world-class mining operations in Chile and Nevada and a pipeline of promising development and exploration projects throughout the Americas, Meridian Gold’s success to date has been based on grassroots gold discoveries and a low-cost strategy, resulting in a better approach to adding value and balancing growth. Meridian Gold strives to be “The Premier Value Gold Mining Company,” while building a better future for all of its stakeholders.
Additional Information for Meridian Gold Shareholders
Shareholders of Meridian Gold and other interested parties are advised to read Meridian Gold’s Directors’ Circular and the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission (“SEC”) on July 31, 2007 (including any amendments or supplements thereto and the other documents filed as exhibits thereto), because they contain important information. Shareholders may obtain a free copy of the Directors’ Circular and Meridian Gold’s Schedule 14D-9 at the Investor Relations section of Meridian Gold’s website at www.meridiangold.com, or by contacting Georgeson Shareholder, the information agent retained by Meridian Gold, at 1-888-605-7618. Free copies of the Directors’ Circular are also available at www.sedar.com and, together with Meridian Gold’s Schedule 14D-9, at www.sec.gov and www.sedar.com. The Directors’ Circular was filed by Meridian Gold as an exhibit to Meridian Gold’s Schedule 14D-9.
Cautionary Statement
This press release, including the discussion of the reasons for the Board of Directors’ recommendation that Meridian Gold shareholders reject the Yamana offer, contains forward-looking information (as defined in the Securities Act (Ontario)) and forward-looking statements that are based on expectations, estimates and projections as of the date of this press release. These forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “plans”, “predicts”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Actual results and developments (including forecasted production, earnings and cash flows) are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this press release.
Forward-looking statements contained in this press release are based on a number of assumptions that may prove to be incorrect, including, but not limited to: the value of the assets of Meridian Gold, Yamana and Northern Orion; the successful completion of new development projects, planned expansions or other projects within the timelines anticipated and at anticipated production levels; the accuracy of reserve and resource estimates, grades, mine life and cash cost estimates; whether mineral resources can be developed; interest and exchange rates; the price of gold and other metals; the strength of the economic fundamentals of gold relative to other base metals; competitive conditions in the mining industry; title to mineral properties; financing requirements; general economic conditions; changes in laws, rules and regulations applicable to Meridian Gold; and whether or not an alternative transaction superior to the Yamana offer may emerge. In addition to being subject to a number of assumptions, forward-looking statements in this press release involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including the risks identified under “Note Concerning Resource Calculations” in Meridian Gold’s Directors’ Circular as well as the risks identified in the filings by Meridian Gold with the SEC and Canadian provincial securities regulatory authorities, including Meridian Gold’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006.
Meridian Gold believes that the expectations reflected in the forward-looking statements contained in this press release are reasonable, but no assurance can be given that these expectations will prove to be correct. In addition, although Meridian Gold has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release.
Contact
Meridian Gold Inc.
Krista Muhr, 800-572-4519
Senior Manager, Investor Relations
Fax: 775-850-3733
krista.muhr@meridiangold.com
or
Georgeson Shareholder
1-888-605-7618
1-212-440-9800
or
Media Relations:
Sard Verbinnen & Co.

Dan Gagnier, 212-687-8080 x.226
Paul Kranhold, 415-618-8750
Meridian Gold Inc.
9670 Gateway Drive, Suite 200, Reno, Nevada 89521
Phone: (775) 850-3777 Fax: (775) 850-3733

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